EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Moved On PR Newswire
October 31, 2007

Contact:	For Computer Sciences Corp.	For First Consulting Group
	Mike Dickerson	Larry Ferguson
	Director, Media Relations	CEO
	Corporate	562.624.5220
	310.615.1647	LFerguson@fcg.com
mdickers@csc.com

	Bill Lackey	Thomas Watford
	Director, Investor Relations	EVP, COO & CFO
	Corporate	562.624.5222
	310.615.1700	TWatford@fcg.com
blackey3@csc.com

CSC AGREES TO ACQUIRE FIRST CONSULTING GROUP Acquisition Increases CSC’s Domestic and Offshore Healthcare Expertise and Service Delivery Capabilities

          EL SEGUNDO, Calif. and LONG BEACH, Calif., Oct. 31 – Computer Sciences Corporation (NYSE: CSC) and First Consulting Group, Inc. (NASDAQ: FCGI) today announced that they have entered into an agreement and plan of merger through which CSC will acquire First Consulting Group (FCG) in an all-cash transaction for $13.00 per share, or approximately $365 million.  The transaction is expected to be neutral to reported CSC earnings and accretive to free cash flow within the first 12 months.

          The agreement was approved by the Board of Directors of CSC. The FCG Board of Directors has also approved the agreement and plan of merger, and recommends that its stockholders approve the agreement and merger. The transaction is expected to be completed during the first calendar quarter of 2008 (which is the fourth quarter of CSC’s fiscal year 2008 and the first quarter of FCG’s fiscal year 2008).  “This acquisition furthers CSC’s Project Accelerate strategy by enhancing our expertise and intellectual property associated with the key healthcare vertical market and

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expanding our global delivery capabilities,” said CSC Chairman, President and Chief Executive Officer Michael W. Laphen. “With this action, we significantly strengthen our healthcare capabilities and offerings, as well as expand our healthcare presence in the United States, Europe and Asia.”

          “We believe this is an outstanding transaction for our stockholders, clients and employees,” said Larry Ferguson, CEO of FCG. “CSC is at the forefront of the global IT services industry and a very strong player in the healthcare IT space, and adding FCG’s deep healthcare and life sciences domain knowledge and history to the CSC family makes for a compelling combination. We are pleased to have a transaction that will deliver significant value to our stockholders while creating opportunities for FCG employees and clients to work with CSC’s world class organization and technology platforms.”

          “By taking this step, we have notably accelerated our healthcare business plan and advanced toward our goal of transforming healthcare through the use of information technology,” said Russ Owen, president of CSC’s Americas Commercial Group. “The CSC-First Consulting Group combination reinforces our commitment to bring innovative solutions to healthcare payer, provider and life sciences clients and offers increased flexibility in our global healthcare service delivery capability.”

          The agreement requires approval by the holders of a majority of the outstanding FCG stock and is subject to customary conditions, including expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act.

William Blair & Company is acting as financial advisor to the Board of Directors of FCG.

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Computer Sciences Corporation - Page 3	October 31, 2007

About FCG
           First Consulting Group, headquartered in Long Beach, Calif., provides information technology services and products to health delivery, health plan and life sciences organizations. FCG had revenues before reimbursements of $264.1 million for the 12 months ended December 29, 2006 and currently employs 2,500 people worldwide. Approximately 90% of FCG’s revenues come from healthcare and life sciences clients, primarily in the United States.

          FCG is known for leading edge healthcare and life sciences technology solutions, IT consulting services and applied research in the use of technology in healthcare. Founded in 1980, FCG was one of the first U.S.-based IT services companies to focus exclusively on healthcare information technology.

          FCG has approximately 600 employees located in Bangalore, India providing application development and support and business process outsourcing services. There are approximately 580 employees located in Ho Chi Minh City, Vietnam serving healthcare clients and independent software vendors with software development capabilities. FCG’s resources in Asia, many of whom have healthcare domain expertise, provide a differentiator for FCG in its markets.

About CSC
          Computer Sciences Corporation is one of the world’s leading information technology (IT) services companies. CSC’s mission is to provide customers in industry and government with solutions crafted to meet their specific challenges and enable them to profit from the advanced use of technology.

          With approximately 87,000 employees, CSC provides innovative solutions for customers around the world by applying leading technologies and CSC’s own advanced capabilities. These include systems design and integration; IT and business process outsourcing; applications software development; Web and application hosting; and management consulting. Headquartered in El Segundo, Calif., CSC reported revenue of $14.9 billion for the 12 months ended March 30, 2007. For more information, visit the company’s Web site at www.csc.com.

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All statements of CSC and FCG in this press release and in all future press releases that do not directly and exclusively relate to historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements represent each party's intentions, plans, expectations and beliefs, and are subject to risks, uncertainties and other factors, many of which are outside its control.

These factors could cause actual results to differ materially from such forward-looking statements. For a written description of these factors, see the section titled “Risk Factors” in CSC’s Form 10-K for the fiscal year ended March 30, 2007 and FCG’s Form 10-K for the fiscal year ended December 29, 2006. Both parties disclaim any intention or obligation to update these forward-looking statements whether as a result of subsequent events or otherwise except as required by law.

A special stockholder meeting will be announced soon by FCG to obtain stockholder approval for the proposed transaction.  FCG intends to file with the Securities and Exchange Commission a proxy statement and other relevant documents in connection with the proposed transaction. Investors of FCG are urged to read the definitive proxy statement and other relevant materials when they become available because they will contain important information about FCG, CSC and the proposed transaction.  Investors may obtain a free copy of these materials (when they are available) and other documents filed by FCG with the Securities and Exchange Commission at the SEC's website at www.sec.gov, at FCG's website at www.fcg.com or by sending a written request to FCG at 111 W. Ocean Blvd. 4th Floor, Long Beach, California 90802, Attention:  Corporate Secretary.

FCG and its directors, executive officers and certain other members of management and employees may be deemed to be participants in soliciting proxies from its stockholders in favor of the proposed merger.  Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of FCG's stockholders in connection with the proposed transaction will be set forth in FCG's proxy statement for its special meeting. Additional information regarding these individuals and any interest they have in the proposed transaction will be set forth in the definitive proxy statement when it is filed with the SEC.

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